nSTOR TECHNOLOGIES COMPLETES ACQUISITION OF ANDATACO

Business Editors

LAKE MARY, Fla.--(BUSINESS WIRE)--Nov. 1, 1999--nStor Technologies (AMEX: NSO), a leading manufacturer and supplier of high-availability, high-performance information storage management and Storage Area Networking (SAN) solutions, announced today the shareholders of Andataco have approved a merger with nStor Technologies.

On June 8, 1999, nStor purchased approximately 76% of the outstanding common stock of Andataco from Andataco's principal shareholder. The merger results in nStor acquiring the remaining outstanding shares of Andataco for an aggregate purchase price of approximately 900,000 shares of nStor common stock, based upon an exchange rate of $0.31 per share of Andataco common stock.

Lawrence F. Steffann, President and Chief Executive Officer, stated, "The completion of this acquisition is an important step for nStor Technologies. The cost of simultaneously operating two public companies has been significant. While initial steps to merge our businesses have progressed smoothly, we are clearly in a better position to rapidly integrate operations and achieve cost savings as a result of the merger." "Most important, nStor is now able to continue marketing its cutting edge solutions over a much broader geographic base while simultaneously improving upon its world class service. Both Andataco and nStor customers will receive the finest technology, service and support, while we can look forward to increased cash flow, earnings improvement and better access to the capital markets."

nStor Technologies is a leading global manufacturer and supplier of high availability, high-performance information storage and Storage Area Networking
(SAN) solutions, including external RAID solutions, desktop storage systems, advanced storage management software and AdaptiveRAID(R) technology. nStor products are marketed through a worldwide network of OEMs and distributors.

nStor has offices located throughout the U.S., Europe, the Asia/Pacific-Rim and Latin America. nStor is a member of the Fibre Channel Community (FCC), the Storage Networking Industry Alliance (SNIA) and the RAID Advisory Board (RAB). Additional information about nStor and its products can be found on the World Wide Web at http://www.nstor.com.

This press release includes statements that may constitute "forward-looking" statement, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause of contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party, vendors and other risks detailed in the Company's periodic report filings with the Securities and

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Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com

CONTACT: Jack Jaiven
561/640-3105
or
KCSA
Todd Fromer
212/896-1215
tfromer@kcsa.com



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